Exhibit 97

VerifyMe, Inc.

Policy for the Recovery of
Erroneously Awarded Compensation

This Policy for the Recovery of Erroneously Awarded Compensation Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of VerifyMe, Inc. (the “Company”), in accordance with the requirements of the Recovery Rules to implement a written policy for the recovery of erroneously awarded compensation received by executive officers in the event of an accounting restatement. This Policy shall be effective as of October 2, 2023 (the “Effective Date”). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Section 3 hereof.

1.	Recovery of Erroneously Awarded Compensation

(a)       In the event of an Accounting Restatement, unless an exemption under the Nasdaq Stock Market Listing Rules applies, the Board must reasonably promptly determine the amount of any Erroneously Awarded Compensation Received by each Covered Executive Officer during the Recovery Period based on the Accounting Restatement, and shall promptly provide each affected Covered Executive Officer with a written notice stating the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable.

(b)       Each Covered Executive Officer must comply with any request or demand for repayment or return within 45 days from the date such request or demand was sent (or by such later date specified in the request or demand, if any).

(c)       The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Policy is not dependent on if or when the restated financial statements are filed. In addition, the recovery of Erroneously Awarded Compensation is required without regard to whether any misconduct occurred or a Covered Executive Officer’s responsibility for the erroneous financial statements.

(d)       The Board shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances. Any action by the Company to recover Erroneously Awarded Compensation under this Policy from a Covered Executive Officer shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Covered Executive Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive Officer is party.

(e)       To the extent that a Covered Executive Officer fails to repay any or all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to promptly recover such Erroneously Awarded Compensation from the Covered Executive Officer, and the Covered Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in seeking to recover such Erroneously Awarded Compensation.

2.	Determination of Erroneously Awarded Compensation

(a)       The amount of Erroneously Awarded Compensation shall be determined by the Board, considering any recommendation of the Committee and the particular facts and circumstances and consistent with the principles of the Recovery Rules. The Board and Committee are authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Policy.

(b)       For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Board, considering any recommendation of the Committee, shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

3.	Definitions

For purposes of this Policy, the following terms have the meanings indicated, in addition to the other terms defined herein:

(a)       “Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b)       “Committee” means the Compensation Committee of the Board, or any other committee designated by the Board to administer this Policy, and in the absence of such a committee, a majority of the independent directors serving on the Board.

(c)       “Covered Executive Officer” means an individual who served as an Executive Officer at any time during the applicable performance period for the affected Incentive-Based Compensation (whether or not such individual is an Executive Officer or remains employed at the time that Erroneously Awarded Compensation is required to be repaid under this Policy).

(d)       “Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation Received by a Covered Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by the Covered Executive Officer had it been determined based on the restated amounts, computed without regard to any taxes paid. Erroneously Awarded Compensation only includes Incentive-Based Compensation that is Received by a Covered Executive Officer (i) during the applicable Recovery Period, (ii) on or after the Effective Date, (iii) after the Covered Executive Officer began service as an Executive Officer, and

(iv) while the Company has a class of securities listed on a national securities exchange or a national securities association.

(e)	“Exchange” means The Nasdaq Stock Market.

(f)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g)       “Executive Officer” means any current or former “officer” of the Company, as defined by Rule 16a-1(f) of the Exchange Act. The Committee shall have full discretion to determine which individuals in the Company and its subsidiaries shall be considered an “Executive Officer” for purposes of this Policy.

(h)       “Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Financial Reporting Measure shall also include the Company’s stock price and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

(i)       “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(j)       “Received” with respect to Incentive-Based Compensation means when the Incentive-Based Compensation is deemed received, which is the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

(k)       “Recovery Period” means the three completed fiscal years of the Company that immediately precede the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(l)       “Recovery Rules” means Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC thereunder (including Rule 10D-1 under the Exchange Act) and Rule 5608 of The Nasdaq Stock Market Listing Rules.

(m)       “Restatement Date” means the earlier of (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

(n)	“SEC” means the Securities and Exchange Commission.

4.	Prohibition on Indemnification

The Company and its subsidiaries are prohibited from (a) indemnifying any Executive Officer against (i) the loss of Erroneously Awarded Compensation pursuant to this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy, and (b) paying or reimbursing the premiums on any insurance policy protecting against the recovery of Erroneously Awarded Compensation. Neither the Company nor any subsidiary shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recover Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

5.	Administration

This Policy shall be administered by the Board, considering any recommendation of the Committee, in accordance with the Recovery Rules. The Board, considering any recommendation of the Committee, will interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determination made by the Board shall be binding on all persons. In the event any provision of this Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.

6.	Acknowledgement

The Company may require an Executive Officer to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Executive Officer regardless of whether or not such Executive Officer signs and returns to the Company such Acknowledgement Form.

7.	Miscellaneous

(a)       Amendment and Termination. The Board may at any time in its sole discretion supplement or amend any provision of this Policy in any respect, repeal this Policy in whole or part or adopt a new policy relating to recovery of Incentive-Based Compensation with such terms as the Board determines in its sole discretion to be appropriate, including as and when it determines that it is legally required by the Recovery Rules or any federal securities law, SEC rule, or Exchange rule. Notwithstanding anything in this Section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after considering any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Furthermore, unless otherwise determined by the Committee or as otherwise amended, this Policy shall automatically be deemed amended in a manner necessary to comply with any change in the Recovery Rules.

(b)       Other Recovery Rights. The Committee intends that this Policy will be applied to the fullest extent permitted by applicable law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to abide by the terms of this Policy. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with this Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company and its subsidiaries shall continue to be bound by the terms of this Policy with respect to Incentive-Based Compensation subject to this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company or its subsidiaries under applicable law, regulation or rule, or pursuant to the terms of any policy or in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company and its subsidiaries. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes- Oxley Act of 2002 or other recovery obligations or policies, the amount that the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy, as determined by the Board in its sole discretion. Nothing in this Policy precludes the Company from implementing any additional clawback, recovery or recoupment policies with respect to Executive Officers or other individuals. Application of this Policy does not preclude the Company or its subsidiaries from taking any other action to enforce any Executive Officer’s obligations to the Company or its subsidiaries, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company or its subsidiaries with respect to any Executive Officer.

(c)       Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

As Adopted November 17, 2023.

EXHIBIT A

VERIFYME, INC.

POLICY FOR THE RECOVERY OF
ERRONEOUSLY AWARDED COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, you acknowledge and confirm that you have received and reviewed a copy of the VerifyMe, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

By signing below, you are acknowledging and agreeing that you are subject to the terms of the Policy and that you will repay to the Company the amount of any Erroneously Awarded Compensation that you are determined to be required to repay under the Policy. You understand that this obligation applies to awards of Incentive-Based Compensation issued to you in the past, present and future. Incentive-Based Compensation may include, but is not limited to, stock options, restricted stock, restricted stock units, performance stock units, and annual incentive awards.

By signing this Acknowledgement Form, you:

•	acknowledge and agree that you are and will continue to be subject to the Policy and that the Policy will apply both during and after your employment with the Company and its subsidiaries;

•	agree to abide by the terms of the Policy, including, without limitation, by promptly returning to the Company any Erroneously Awarded Compensation in a manner permitted by the Policy;

•	acknowledge and agree to reimburse the Company for any and all expenses reasonably incurred by the Company in seeking to recover such Erroneously Awarded Compensation in the event that you fail to promptly repay any or all Erroneously Awarded Compensation to the Company when due;

•	acknowledge and agree that the Company may, to the greatest extent permitted by law, reduce any amount that may become payable to you by any amount to be recovered by the Company pursuant to the Policy if such amount has not been returned to the Company prior to the date that the subsequent amount becomes payable to you; and

•	acknowledge and agree that any action by the Company to recover Erroneously Awarded Compensation under this Policy from you shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to you, or (ii) to constitute a breach of a contract or other arrangement to which you are party.

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